Exhibit 17.1

July 27, 2012

The Chairman of the Board
The Lead Independent Director
Duke Energy Corporation
526 South Church Street
Charlotte, North Carolina 28202

Dear Mr. Rogers and Ms. Gray:

The actions taken by legacy board members of Duke Energy Corporation (“Duke”) during the July 2, 2012 meeting of Duke’s new Board of Directors, and after, have revealed serious issues in Duke’s corporate governance practices and procedures.  I believe that I cannot effectively serve as a member of the Board in light of these issues.  Therefore, in the best interest of Duke’s shareholders, and in accordance with Section 3.05 of the Company’s By-Laws, I hereby resign from my position on the Board of Directors of Duke, including from all Board committees of which I am a member, effective immediately.

As a result of these corporate governance issues, Duke is now under tremendous scrutiny by the media, markets and regulators.  I believe that Duke needs to take immediate action to rectify these issues by thoroughly assessing its corporate governance practices and addressing any deficiencies.  I also believe the Board should take a leadership role in the development and execution of the Company’s strategy in dealing with the myriad problems caused by the actions taken at the July 2, 2012 meeting and after.  Finally, I believe that the Board should immediately identify and adopt a process for selecting a new CEO, and institute that process as soon as possible.  Only after taking these immediate steps will the Board be able to work together for the best interests of Duke’s shareholders.

Sincerely,

/s/ John D. Baker
John D. Baker II

CC:

The Company Secretary
Duke Energy Corporation
526 South Church Street
Charlotte, North Carolina 28202

S. Finley, Jr., Chairman
William Thomas Culpepper, III, Commissioner
Bryan E. Beatty, Commissioner
ToNola D. Brown-Bland, Commissioner
Susan Warren Rabon, Commissioner
Lucy T. Allen, Commissioner
North Carolina Utilities Commission
Dobbs Building
430 North Salisbury Street
Raleigh, North Carolina 27603-5918